Exhibit (a)(1)(A)

OFFER TO PURCHASE

BY

MGM RESORTS INTERNATIONAL

Up to $1,250,000,000 of its Shares of Common Stock at a Cash Purchase Price Not More than $34.00 per Share Nor Less than $29.00 per Share

CUSIP: 552953101

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, AT THE END OF THE DAY, NEW YORK CITY TIME, ON MARCH 12, 2020, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

MGM Resorts International, a Delaware corporation (“MGM,” the “Company,” “we,” “us” or “our”), is offering to purchase up to $1,250,000,000 in aggregate purchase price of our issued and outstanding shares of common stock, par value $0.01 per share (each, a “Share,” and collectively, the “Shares”), at a price calculated as described herein that is not greater than $34.00 nor less than $29.00 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with this Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. We will select this single per Share price (the “Final Purchase Price”) as the lowest single purchase price (in increments of $0.25), not greater than $34.00 nor less than $29.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not to exceed $1,250,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $1,250,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the Final Purchase Price, including Shares tendered at a price lower than the Final Purchase Price, subject to “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if based on the Final Purchase Price, Shares having an aggregate value of $1,250,000,000 or less are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. All Shares acquired, if any, in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased; however, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if Shares having an aggregate purchase price in excess of $1,250,000,000 are properly tendered (and not properly withdrawn) at or below the Final Purchase Price. Shares not purchased in the Offer will be returned to the tendering shareholders promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law and the authority of the Company to conduct a share repurchase program of up to $3 billion in aggregate purchase price of its outstanding Shares (the “Board Authorization”). In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if more than $1,250,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the Board Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

As of February 7, 2020, we had 494,150,563 issued and outstanding Shares. Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $29.00 per Share, the minimum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 43,103,448. Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $34.00 per Share, the maximum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 36,764,705.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on The New York Stock Exchange (“NYSE”) under the trading symbol “MGM.” On February 12, 2020, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $33.66 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, J.P. MORGAN SECURITIES LLC AND BOFA SECURITIES, INC. (COLLECTIVELY, THE “DEALER MANAGERS”), GEORGESON LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Managers for the Offer are:

J.P. Morgan

BofA Securities

Offer to Purchase dated February 13, 2020

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 12:00 Midnight, at the end of the day, New York City time, on March 12, 2020 (unless the Offer is extended):

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•

if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at the address appearing on the back cover page of this Offer to Purchase;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of vested stock-settled stock appreciation rights (“Stock-Settled SARs”), you may exercise your vested Stock-Settled SARs and tender any of the Shares issued upon such exercise. You must exercise your Stock-Settled SARs sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of a Stock-Settled SAR cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

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if you are a holder of unvested Stock-Settled SARs, restricted stock units (“RSUs”), performance share units (“PSUs”), deferred stock units (“DSUs”), bonus deferred stock units, deferred stock, dividend equivalent rights or units (“DERs”), or any other stock-based awards, you may only tender Shares that you have acquired through the vesting and settlement of such awards prior to the Expiration Date.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the Final Purchase Price determined in the Offer, your Shares will be deemed to be tendered at $29.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at $29.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. The low end of the price range in the Offer is below the last reported sale price of the Shares on the NYSE on February 12, 2020, the last full trading day prior to the commencement of the Offer, which was $33.66 per Share.

On February 12, 2020, the Board of Directors declared a quarterly dividend of $0.15 per Share, to be paid on March 16, 2020 to each shareholder of record as of the close of business on March 10, 2020, regardless of whether such shareholder tenders its shares in the Offer. We are not making the Offer to, and will not accept any tendered shares from, holders of Shares in any jurisdiction or in any circumstances where it would be illegal to

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do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Managers or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

Each of the Dealer Managers is acting exclusively for the Company and no one else in connection with this Offer to Purchase and the Offer and will not regard any other person (whether or not a recipient of this Offer to Purchase) as its client in relation to this Offer to Purchase or the Offer and accordingly will not be responsible to anyone other than the Company for providing the protections afforded to its clients, or for providing advice in connection with the Offer, the contents of this Offer to Purchase or any other transaction, arrangement or other matter referred to in this Offer to Purchase as relevant. None of the Dealer Managers or any persons associated or affiliated with them accepts any responsibility whatsoever or makes any warranty or representation, express or implied, in relation to the contents of this Offer to Purchase, including its accuracy, completeness or verification or for any other statement made or purported to be made by, or on behalf of it, the Company or the Company’s directors, in connection with the Company and/or the Offer and each of the Dealer Managers accordingly disclaims, to the fullest extent permitted by law, any and all liability whatsoever, whether arising in tort, contract or otherwise (save as referred to above) which they might otherwise be found to have in respect of this Offer to Purchase or any such statement.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the accompanying Letter of Transmittal and other related materials as may be amended or supplemented from time to time. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer in their entirety. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

The issuer of the Shares, MGM Resorts International, a Delaware corporation , is offering to purchase your Shares. See Section 1.

What is MGM offering to purchase?

We are offering to purchase up to $1,250,000,000 of our shares based on the Final Purchase Price. See Section 1.

In accordance with the rules of the SEC, if more than $1,250,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the Board Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

What is the purpose of the Offer?

On January 14, 2020, MGM entered into a Master Transaction Agreement (the “MTA”) with MGM Growth Properties Operating Partnership LP (“MGP OP”) and BCORE Windmill Parent LLC (the “Sponsor”), a subsidiary of Blackstone Real Estate Income Trust, Inc., among other parties, which provided for, among other things, the transfer of the real estate assets of MGM Grand Las Vegas and Mandalay Bay (the “Properties”) to a newly formed entity (the “Joint Venture”), which will be owned 50.1% by MGP OP and 49.9% by the Sponsor. In exchange for the contribution of the MGM Grand Las Vegas real estate assets, the Company will receive approximately $2.4 billion of cash and operating partnership units representing 5% of the equity value of the Joint Venture. A subsidiary of the Company will also enter into a master lease agreement with the Joint Venture with respect to the Properties. The foregoing series of transactions (collectively, the “Transaction”) is expected to close by February 19, 2020.

We believe that the repurchase of Shares pursuant to the Offer will allow us to return value to our shareholders following the closing of the Transaction and our receipt of the proceeds therefrom. The Offer also provides a mechanism for completing our authorized share repurchase program more rapidly than would be possible through open market repurchases.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company, if they so elect.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales; however, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply.

If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in MGM and its future operations at no additional cost to them. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company. See Section 2.

How many Shares will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to $1,250,000,000 of Shares based on the Final Purchase Price in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. Because the Final Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time. We will select the lowest single purchase price, not greater than $34.00 nor less than $29.00 per Share, that will allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $1,250,000,000. All Shares purchased in the Offer will be purchased at the Final Purchase Price, including Shares tendered at a price lower than the Final Purchase Price, subject to “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase.

As of February 7, 2020 we had 494,150,563 issued and outstanding Shares. At the minimum Final Purchase Price of $29.00 per Share, we would purchase 43,103,448 Shares if the Offer is fully subscribed, which would represent approximately 8.7% of our outstanding Shares as of February 7, 2020. At the maximum Final Purchase Price of $34.00 per Share, we would purchase 36,764,705 Shares if the Offer is fully subscribed, which would represent approximately 7.4% of our outstanding Shares as of February 7, 2020. If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 451,047,115 Shares outstanding immediately following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 457,385,858 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer, as well as the Final Purchase Price for such Shares. As of February 7, 2020, an aggregate of 21 million Shares remained available for future awards under our long-term and omnibus incentive plans, and approximately 10 million Shares were subject to currently outstanding options and other share-based awards (assuming payout at 100% for awards with open performance periods). See Section 11.

We reserve the right to purchase additional Shares in the Offer, subject to applicable law and the Board Authorization. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7. In accordance with the rules of the SEC, if more than $1,250,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the Board Authorization we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Shares. The price range for the Offer is $29.00 to $34.00 per Share. We will select the single lowest purchase price (in increments of $0.25), not greater than $34.00 nor less than $29.00 per Share, that will allow us to purchase up to $1,250,000,000 in value of Shares at such price, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. We will purchase all Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price. However, because of the “Odd Lot” priority, proration and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares tendered at or below the Final Purchase Price will be purchased if Shares having an aggregate purchase price in excess of $1,250,000,000 are properly tendered at or below the Final Purchase Price and not properly withdrawn.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price

(In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at the minimum price of $29.00 per Share. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at $29.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on the NYSE on February 12, 2020, the last full trading day prior to the commencement of the Offer, which was $33.66 per Share, and could be below the last reported sale price of the Shares on the NYSE on the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

We will publicly announce the Final Purchase Price promptly after we have determined it. On the terms and subject to the conditions of the Offer (including the “Odd Lot” priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Final Purchase Price in cash, less any applicable withholding taxes and without interest, to all holders of Shares who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment at prices equal to or less than the Final Purchase Price. See Section 1.

Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

How will we pay for the Shares?

The maximum value of Shares purchased in the Offer will be $1,250,000,000. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $1.257 billion. We intend to pay for the Shares with available cash. See Section 1.

In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire at 12:00 Midnight, at the end of the day, New York City time, on March 12, 2020, unless we extend or terminate the Offer. The term Expiration Date refers to the specific time and date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14.

Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. If we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 14. We can also terminate the Offer under certain circumstances and subject to applicable law. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first (1st) business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the terms of the Offer by making a public announcement of the amendment and filing our Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”). See Section 14.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:

•	no legal action shall have been threatened, pending or taken that might, in our reasonable judgment, adversely affect the Offer;

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no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

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no decrease of more than 15% in the sale price of the Shares on the NYSE or decrease of more than 10% in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on February 12, 2020, the last full trading day prior to the commencement of the Offer, shall have occurred;

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no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after February 13, 2020, nor shall any material escalation of any war or armed hostilities which had commenced prior to February 13, 2020, have occurred;

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no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

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no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

•	no change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•

no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

•	no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion;

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we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (i) will be held of record by fewer than 300 persons or (ii) will be delisted from the NYSE or be eligible for deregistration under the Exchange Act; and

•	the Transaction shall have been consummated on or prior to the Expiration Date.

If any of the conditions in Section 7 is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering shareholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance of, or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following by the Expiration Date:

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•

if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), at the address appearing on the back cover page of this Offer to Purchase;

•	if you are a Book-Entry Transfer Facility , tender your Shares according to the procedure for book-entry transfer described in Section 3;

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if you are a holder of vested Stock-Settled SARs, you may exercise your vested Stock-Settled SARs and tender any of the Shares issued upon such exercise. You must exercise your Stock-Settled SARs sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of a Stock-Settled SAR cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

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If you are a holder of unvested Stock-Settled SARs, RSUs, PSUs, DSUs, DERs or any other stock-based awards, you may only tender Shares that you have acquired through the vesting and/or settlement of such awards prior to the Expiration Date

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered shares from, holders of Shares in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Managers or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

If you are in any doubt as to the action you should take, it is recommended that you seek your own personal financial advice from your stockbroker, bank manager, lawyer, accountant or other independent professional financial adviser immediately.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time prior to the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us, you may also withdraw such previously tendered Shares at any time after 12:00 midnight, at the end of the day, New York City time, on April 9, 2020.

How do I withdraw Shares I previously tendered?

If you are a registered holder of Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase . Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer. However, to qualify for the priority in case of proration, an Odd Lot Holder must tender all Shares owned by any such Odd Lot Holder, as described in Section 1. In addition, if as a result of proration the Company accepts conditional tenders by random lot, a holder making a conditional tender must have tendered all of its shares to qualify for such random selection.

In what order will you purchase the tendered Shares?

If the terms and conditions of the Offer have been satisfied or waived and $1,250,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than $1,250,000,000 in aggregate purchase price of Shares has been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares on the following basis:

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first, we will purchase Odd Lots (as defined in Section 1) of fewer than 100 Shares at the Final Purchase Price from shareholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference;

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second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

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third, only if necessary to permit us to purchase $1,250,000,000 in aggregate purchase price of Shares (or such greater amount as we may elect to purchase, subject to applicable law and the Board Authorization), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares at or below the Final Purchase Price. Random lot would be facilitated by the Company.

Therefore, because of “Odd Lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price if Shares having an aggregate purchase price in excess of $1,250,000,000 are properly tendered (and not properly withdrawn) at or below the Final Purchase Price. See Section 1 and Section 6.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. We cannot predict how our shares will trade after the Expiration Date, and it is possible that our share price will trade above the Final Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your Shares with your broker or other financial or tax advisors.

If I decide not to tender, how will the Offer affect my Shares?

Shareholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

Yes. The Shares will continue to be listed on the NYSE and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the

Offer, including price and preliminary information about any expected proration, on the next business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and to begin paying for tendered Shares until after the Expiration Date and the guaranteed delivery period. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested Stock-Settled SARs, how do I participate in the Offer?

If you are a holder of vested Stock-Settled SARs, you may exercise your vested Stock-Settled SARs and tender any of the Shares issued upon such exercise. You must exercise your vested Stock-Settled SARs sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of a vested Stock-Settled SAR cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

If I am a holder of other equity-based awards, how do I participate in the Offer?

If you are a holder of unvested Stock-Settled SARs, RSUs, PSUs, DSUs, DERs or any other stock-based awards, you may only tender Shares that you have acquired through the vesting and settlement of such awards prior to the Expiration Date. Tenders of such employee or director equity-based awards for which no Shares have been issued and delivered will not be accepted. See Section 3.

What is the last reported sale price of my Shares?

The Shares are listed and traded on the NYSE under the symbol “MGM.” On February 12, 2020, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on the NYSE was $33.66 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay share transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for tendered Shares to the registered holder of such Shares, you will not incur any share transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, or if tendered certificates for Shares are registered in the name of someone other than the person signing the Letter of Transmittal, then share transfer taxes may apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. If you are a Non-U.S. Holder (as

defined in Section 13), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a Non-U.S. Holder, you may be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 13 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Will I receive the quarterly dividend declared by the Board of Directors on February 12 if I tender my Shares?

Yes. Shareholders of record as of the close of business on March 10, 2020 who tender their Shares in the Offer will receive the quarterly dividend of $0.15 per Share on March 16, 2020.

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer will result in a reduction of our total equity in an amount equal to the aggregate purchase price of the Shares we purchase, a corresponding reduction in cash and cash equivalents and a reduction in the weighted average number of outstanding Shares for the purposes of calculating earnings per Share in an amount equal to the weighted average number of Shares that we repurchase pursuant to the Offer. See Section 2.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

Whom should I contact with questions about the Offer?

The Information Agent or the Dealer Managers can help answer your questions. The Information Agent is Georgeson LLC and the Dealer Managers are J.P. Morgan Securities LLC and BofA Securities, Inc. Their contact information is set forth below.

The Information Agent for the Offer is:

Georgeson LLC.

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Shareholders, Banks and Brokers

Call Toll-Free: (888) 607-9107

The Dealer Managers for the Offer are:

J.P. Morgan

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Call Toll-Free: 1 (877) 371-5947

BofA Securities

BofA Securities, Inc.

Bank of America Tower

One Bryant Park

New York, New York 10036

Call Toll-Free: 1 (888) 803-9655

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC that are incorporated by reference in this Offer to Purchase contain “forward-looking statements”. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “will,” “may” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding the consummation of the Transaction. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019, the quarterly period ended June 30, 2019 and the quarterly period ended September 30, 2019, (iii) our current report on Form 8-K dated February 12, 2020 and (iv) any subsequently filed Annual Report, Quarterly Report and current reports.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market, and regulatory conditions and the following:

•	our ability to complete the Offer;

•	the price and time at which we may make any additional Share repurchase following completion of the Offer and the number of Shares acquired in any such repurchases;

•	our decreased “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets) as a result of the Offer and any other Share repurchases;

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our substantial indebtedness and significant financial commitments, including our rent payments under our master leases with MGP and the Blackstone-controlled landlord with respect to our new Bellagio master lease, as well as the anticipated lease to be entered into in connection with the Transaction associated with our MGM Grand and Mandalay Bay properties;

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current and future economic, capital and credit market conditions (including the impact of the recent coronavirus outbreak) could adversely affect our ability to service or refinance our indebtedness and to make planned expenditures;

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restrictions and limitations in the agreements governing our senior credit facility and other senior indebtedness could significantly affect our ability to operate our business, as well as significantly affect our liquidity;

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the fact that we are required to pay a significant portion of our cash flows as rent, which could adversely affect our ability to fund our operations and growth, service our indebtedness and limit our ability to react to competitive and economic changes;

•	significant competition we face with respect to destination travel locations generally and with respect to our peers in the industries in which we compete;

•	the fact that our businesses are subject to extensive regulation and the cost of compliance or failure to comply with such regulations could adversely affect our business;

•	the impact on our business of economic and market conditions in the jurisdictions in which we operate and in the locations in which our customers reside;

•	the possibility that we may not realize all of the anticipated benefits of our “MGM 2020 Plan” or our asset light strategy;

•	our ability to pay ongoing regular dividends is subject to the discretion of our board of directors and certain other limitations;

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a significant number of our domestic gaming facilities are leased and could experience risks associated with leased property, including risks relating to lease termination, lease extensions, charges and our relationship with the lessor, which could have a material adverse effect on our business, financial position or results of operations;

•	financial, operational, regulatory or other potential challenges that may arise with respect to MGP, as the lessor for a significant portion of our properties, may adversely impair our operations;

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the fact that MGP has adopted a policy under which certain transactions with us, including transactions involving consideration in excess of $25 million, must be approved in accordance with certain specified procedures;

•	restrictions on our ability to have any interest or involvement in gaming businesses in China, Macau, Hong Kong and Taiwan, other than through MGM China;

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the ability of the Macau government to terminate MGM Grand Paradise’s subconcession under certain circumstances without compensating MGM Grand Paradise, exercise its redemption right with respect to the subconcession, or refuse to grant MGM Grand Paradise an extension of the subconcession in 2022;

•	the dependence of MGM Grand Paradise upon gaming promoters for a significant portion of gaming revenues in Macau;

•	changes to fiscal and tax policies;

•	our ability to recognize our foreign tax credit deferred tax asset and the variability of the valuation allowance we may apply against such deferred tax asset;

•	extreme weather conditions or climate change may cause property damage or interrupt business;

•	the concentration of a significant number of our major gaming resorts on the Las Vegas Strip;

•	the fact that we extend credit to a large portion of our customers and we may not be able to collect such gaming receivables;

•	the potential occurrence of impairments to goodwill, indefinite-lived intangible assets or long-lived assets which could negatively affect future profits;

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the susceptibility of leisure and business travel, especially travel by air, to global geopolitical events, such as terrorist attacks, other acts of violence, acts of war or hostility or outbreaks of contagious diseases (including the recent coronavirus outbreak);

•	the fact that co-investing in properties, including our investment in CityCenter Holdings, LLC, decreases our ability to manage risk;

•	the fact that future construction, development, or expansion projects will be subject to significant development and construction risks;

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the fact that our insurance coverage may not be adequate to cover all possible losses that our properties could suffer, our insurance costs may increase and we may not be able to obtain similar insurance coverage in the future;

•	the fact that a failure to protect our trademarks could have a negative impact on the value of our brand names and adversely affect our business;

•	the risks associated with doing business outside of the United States and the impact of any potential violations of the Foreign Corrupt Practices Act or other similar anti-corruption laws;

•	risks related to pending claims that have been, or future claims that may be brought against us;

•	the fact that a significant portion of our labor force is covered by collective bargaining agreements;

•	the sensitivity of our business to energy prices and a rise in energy prices could harm our operating results;

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the potential that failure to maintain the integrity of our computer systems and internal customer information could result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits or other restrictions on our use or transfer of data;

•	the potential reputational harm as a result of increased scrutiny related to our corporate social responsibility efforts;

•	the potential failure of future efforts to expand through investments in other businesses and properties or through alliances or acquisitions, or to divest some of our properties and other assets;

•	increases in gaming taxes and fees in the jurisdictions in which we operate; and

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the potential for conflicts of interest to arise because certain of our directors and officers are also directors of MGM China, which is a publicly traded company listed on the Hong Kong Stock Exchange.

For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 27, 2019,and, in particular, the discussion of “Risk Factors” set forth in such filing and our current report on Form 8-K dated February 12, 2020. The Company does not update any of its forward-looking statements except as required by law.

INTRODUCTION

To the holders of our shares of common stock:

We are offing to purchase up to $1,250,000,000 in aggregate purchase price of our Shares at a price calculated as described herein that is a price not greater than $34.00 nor less than $29.00 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase, in the related Letter of Transmittal and in other related materials as may be amended or supplemented from time to time.

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. This Final Purchase Price will be the lowest single purchase price (in increments of $0.25), not greater than $34.00 nor less than $29.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $1,250,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $1,250,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

We may not purchase all of the Shares tendered at or below the Final Purchase Price because of proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if $1,250,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders promptly after the Expiration Date. See Section 1.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law and the Board Authorization. In accordance with the rules of the SEC, if more than $1,250,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the Board Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

If you are a holder of vested Stock-Settled SARs, you may exercise your vested Stock-Settled SARs and tender any of the Shares issued upon exercise. You must exercise your vested Stock-Settled SARs sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of a vested Stock-Settled SAR cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE

DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Managers, the Information Agent and the Depositary. See Section 16.

As of February 7, 2020, we had 494,150,563 issued and outstanding Shares. At the minimum Final Purchase Price of $29.00 per Share, we would purchase 43,103,488 Shares if the Offer is fully subscribed, which would represent approximately 8.7% of our outstanding Shares as of February 7, 2020. At the maximum Final Purchase Price of $34.00 per Share, we would purchase 36,764,705 Shares if the Offer is fully subscribed, which would represent approximately 7.4% of our outstanding Shares as of February 7, 2020. If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 451,047,115 Shares outstanding immediately following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 457,385,858 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Final Purchase Price for such Shares. As of February 7, 2020, an aggregate of 21 million Shares remained available for future awards under our omnibus incentive plans, and approximately 10 million Shares were subject to currently outstanding stock appreciation rights and other share-based awards, assuming payout at 100% for awards with open performance periods. See. Section 11.

Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $29.00 per Share, the minimum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 43,103,488. Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $34.00 per Share, the maximum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 36,764,705. If $1,250,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Final Purchase Price. The Shares are listed and traded on the NYSE under the symbol “MGM.” On February 12, 2020, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $33.66 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 11.

On February 12, 2020 the Board of Directors declared a quarterly dividend of $0.15 per Share, to be paid on March 16, 2020 to each shareholder of record as of the close of business on March 10, 2020, regardless of whether such holder tenders its Shares in the Offer. We are not making the Offer to, and will not accept any tendered shares from, holders of Shares in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Managers or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

The address of the Company’s principal executive office is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and the telephone number of the Company’s principal executive office is (702) 693-7120.

THE OFFER

1.	Number of Shares; Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase $1,250,000,000 in aggregate purchase price of Shares, or all Shares properly tendered and not properly withdrawn in the event that less than $1,250,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if $1,250,000,000 in aggregate purchase price of Shares or less is properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 12:00 Midnight, at the end of the day, New York City time, on March 12, 2020, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire or unless we terminate the Offer. The term Expiration Date refers to the specific time and date on which the Offer expires. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering shareholder receiving a purchase price per Share as low as $29.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest) or (ii) specify the price or prices, not greater than $34.00 nor less than $29.00 per Share, at which they are willing to sell their Shares to us under the Offer. In the event that a shareholder specifies such a purchase price or purchase prices that exceeds the Final Purchase Price, the Company will not purchase the Shares of such shareholder. Prices may be specified in multiples of $0.25. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified, or deemed specified, by tendering shareholders. The Final Purchase Price will be a single per Share price, equal to the lowest single purchase price, not greater than $34.00 nor less than $29.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $1,250,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $1,250,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

We will pay the Final Purchase Price for all Shares purchased in the Offer, less any applicable withholding taxes and without interest, promptly after the Expiration Date. We will not purchase any Shares at a price in excess of the Final Purchase Price.

If you specify that you are willing to sell your Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Share as low as $29.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest), your Shares will be deemed to be tendered at $29.00 per Share, which is the low end of the price range in the Offer, for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at $29.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on the NYSE on February 12, 2020, the last full trading day prior to the commencement of the Offer, which was $33.66 per Share, and could be below the last reported sale price of the Shares on the NYSE on the Expiration Date.

Throughout the Offer, certain information relating to the trading price of our Shares shall be available via the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase. We will announce the Final Purchase Price by press release as promptly as practicable after it has been determined. Such press release will also be filed as an amendment to our Schedule TO that we have filed with the

SEC relating to the Offer. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and to begin paying for tendered Shares until after the Expiration Date and the guaranteed delivery period.

We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if Shares having an aggregate purchase price in excess of $1,250,000,000 are properly tendered (and not properly withdrawn) at or below the Final Purchase Price. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering shareholder at our expense promptly following the Expiration Date and the guaranteed delivery period.

By following the Instructions to the Letter of Transmittal, shareholders can specify different minimum purchase prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law and the Board Authorization. In accordance with the rules of the SEC, if more than $1,250,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the Board Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, decrease the maximum aggregate purchase price of Shares we may purchase in the Offer or change the range of purchase prices at which shareholders may tender their Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The withdrawal rights also expire on the Expiration Date.

THE OFFER IS NOT CONDITIONED ON OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases

If the terms and conditions of the Offer have been satisfied or waived and $1,250,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than $1,250,000,000 in aggregate purchase price of Shares has been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•

first, we will purchase Odd Lots (as defined below) of fewer than 100 Shares at the Final Purchase Price from shareholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined below) will not qualify for this preference;

•

second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit us to purchase $1,250,000,000 in aggregate purchase price of Shares (or such greater amount as we may elect to purchase, subject to applicable law and the Board Authorization), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares at or below the Final Purchase Price. Random lot would be facilitated by the Company.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $1,250,000,000 in aggregate purchase price of Shares in the Offer, subject to applicable law and the Board Authorization. If we do so, the preceding provisions will apply to the greater number of Shares.

Odd Lots

The term “Odd Lots” means all Shares tendered by any person (such person, an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Shares and certifies such fact in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration

If proration of tendered Shares is required, we will determine the proration for each shareholder tendering Shares, if any, promptly following the Expiration Date. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders) at or below the Final Purchase Price, subject to the provisions governing conditional tenders described in Section 6, any adjustment to avoid the purchase of fractional Shares and the terms and conditions of the Offer. Due to the difficulty in determining the number of Shares properly tendered and not properly withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration for each shareholder or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date and the guaranteed delivery period. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or whose nominees’ names, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals

Purpose of the Offer

On January 14, 2020, MGM entered into the MTA, which provided for, among other things, the transfer of the real estate assets of the Properties to the Joint Venture, which will be owned 50.1% by MGP OP and 49.9% by the Sponsor. In exchange for the contribution of the MGM Grand Las Vegas, the Company will receive approximately $2.4 billion of cash and operating partnership units representing 5% of the equity value of the Joint Venture. A subsidiary of the Company will also enter into a master lease agreement with the Joint Venture with respect to the Properties. The Transaction is expected to close by February 19, 2020.

We believe that the repurchase of Shares pursuant to the Offer will allow us to return value to our shareholders following the closing of the Transaction and our receipt of the proceeds therefrom. It is also consistent with our long-term goal of allocating capital to maximize value for our shareholders. The share repurchase program approved by our Board of Directors pursuant to the Board Authorization may also be effected through open market purchases under a plan that complies with Rules 10b-18 and 10b5-1 under the Exchange Act, as well as private purchases or other similar transactions, which program would be subject to market conditions, applicable legal requirements, contractual obligations, and other factors. The repurchase program does not obligate the Company to acquire any specific number of Shares and may be suspended or terminated at any time. The Offer provides us with a mechanism for completing a large portion our authorized share repurchase program more rapidly than would be possible through open market repurchases or other means. The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer also provides our shareholders who are the registered owners of their Shares with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the tendering shareholder to avoid the usual transaction costs associated with open market transactions.

However, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary, and whose Shares are purchased in the Offer, will avoid any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

As of the date hereof, we have not repurchased any Shares pursuant to the new Board Authorization. Following the completion or termination of the Offer, we intend to continue to repurchase Shares from time to time, subject to applicable law and the Board Authorization or any subsequent share repurchase authorization approved by our Board of Directors. The amount of Shares we purchase and the timing of any such repurchases will also depend on a number of other factors, including our share price, the availability of cash and/or financing on acceptable terms, contractual limitations in the agreements governing indebtedness the amount and timing of dividend payments and blackout periods in which we are restricted from repurchasing Shares (unless we have a 10b5-1 plan in place) as well as any decision to use cash for other strategic objectives. Rule 13e-4(f) under the Exchange Act, generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten (10) business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Certain Effects of the Offer

As of February 7, 2020, we had 494,150,563 issued and outstanding Shares. At the minimum Final Purchase Price of $29.00 per Share, we would purchase 43,103,445 Shares if the Offer is fully subscribed, which would represent approximately 8.7% of our outstanding Shares as of February 7, 2020. At the maximum Final Purchase Price of $34.00 per Share, we would purchase 36,764,705 Shares if the Offer is fully subscribed, which would represent approximately 7.4% of our outstanding Shares as of February 7, 2020. If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 451,047,115 Shares outstanding immediately following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 457,385,858 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Final Purchase Price for such Shares. If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. These shareholders will also continue to bear the risks associated with owning the Shares. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise at a net price significantly higher or lower than the Final Purchase Price. We can give no assurance as to the price at which a shareholder may be able to sell his or her Shares in the future.

There will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE and the conditions of the Offer, our purchase of Shares under the Offer will not cause our remaining outstanding Shares to be delisted from the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and comply with proxy rules in connection with meetings of our shareholders. Our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

We intend to retire the Shares we acquire pursuant to the Offer.

The accounting for our purchase of Shares in the Offer will result in a reduction of our total equity in an amount equal to the aggregate purchase price of the Shares we purchase, a corresponding reduction in cash and cash equivalents and a reduction in the weighted average number of outstanding Shares for the purposes of calculating earnings per Share in an amount equal to the weighted average number of Shares that we repurchase pursuant to the Offer. See Section 2.

Plans and Proposals

Except as disclosed or incorporated by reference in this Offer to Purchase and announced plans to reduce debt levels, neither the Company nor any of its executive officers, directors, or affiliates have current definitive plans, proposals or negotiations that relate to or would result in:

•

any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (other than in the case of our subsidiaries, mergers, reorganizations or liquidations done in the ordinary course of business or for purposes of internal reorganizations);

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate (above the rate announced on February 12, 2020) or policy, our indebtedness (other than as described in Section 9) or capitalization;

•

any change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from the NYSE, or ceasing to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program, employee stock purchase plan and the grant of equity-based compensation awards or other stock options to employees or directors in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3.	Procedures for Tendering Shares

Proper Tender of Shares

For Shares to be properly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer on their behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

In the alternative, the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (i) checking the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer,” which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer, or (ii) checking one of the boxes in the subsection entitled “Shares Tendered At Price Determined By Shareholder,” indicating the price at which Shares are being tendered.

Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless such Shares were properly withdrawn in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at $29.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at $29.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their Shares are being tendered, they must check the appropriate box in the subsection entitled “Shares Tendered At Price Determined By Shareholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

Shareholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery

No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal, or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15 (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Managers, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery

The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery

If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives at the address listed on the back cover of this Offer to Purchase, within the period of two (2) NYSE trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission (at canoticeofguarantee@computershare.com) or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery form is filed as an exhibit to the Schedule TO. Copies of the form may also be obtained from the Information Agent who may be contacted at any of its telephone numbers listed on the back cover of this Offer to Purchase.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your Shares on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process tenders for our Shares through the Book-Entry Transfer Facility during that time (although there is no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, participants in the Book-Entry Transfer Facility whose name appears on the Book-Entry Transfer Facility security position listing as the owner of Shares will still be able to tender their Shares by delivering a Notice of Guaranteed Delivery to the Depositary via email (at canoticeofguarantee@computershare.com). If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. It will generally not be possible to direct such an institution to submit a Notice of Guaranteed Delivery once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a Notice of Guaranteed Delivery on your behalf prior to 12:00 Midnight, at the end of the day, New York City time, on the Expiration Date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable Notice of Guaranteed Delivery in connection with the delivery of those Shares.

As described above under “Guaranteed Delivery,” once the Notice of Guaranteed Delivery is delivered, which must occur prior to 12:00 Midnight, at the end of the day, New York City time, on the Expiration Date, you or your institution will have two (2) NYSE trading days following such delivery to meet the conditions described above in order to effect the tender of your Shares. Therefore, the earliest your tender could be effected is at 8:00 a.m., New York City time, on the next NYSE trading day when the Book-Entry Transfer Facility reopens, assuming all such conditions have been met. The form of Notice of Guaranteed Delivery can be obtained from the website described above.

Procedures for Vested Stock-Settled SARs

We are not offering, as part of the Offer, to purchase any vested Stock-Settled SARs that have not been exercised, and tenders of such Stock-Settled SARs will not be accepted. If you are a holder of vested Stock-Settled SARs, you may exercise your vested Stock-Settled SARs and tender any of the Shares issued upon such exercise. You must exercise your vested Stock-Settled SARs sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of a vested Stock-Settled SAR cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you are a holder of vested but unexercised Stock-Settled SARs, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your Stock-Settled SAR, the date of your Stock-Settled SAR grants, the remaining term in which you may exercise your Stock-Settled SARs and the provisions for prorated purchases described in Section 1.

Return of Unpurchased Shares

If any properly tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date upon the terms and subject to the conditions of the Offer, or if less than all Shares evidenced by a shareholder’s certificate(s) are tendered, we will credit the certificates to book-entry for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (i) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right.

Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost or Destroyed Certificates

Shareholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company, N.A. as transfer agent at the toll-free number 1 (800) 678-9606 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. Those certificates will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact Computershare Trust Company, N.A. immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent. Any certificates delivered to us, the Dealer Managers or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by 12:00 Midnight, at the end of the day, New York City time, on March 12, 2020, you may also withdraw your Shares at any time thereafter.

If you are a registered holder of Shares, for a withdrawal to be effective, a notice of withdrawal, in written form, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the written notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process withdrawals of Shares through the Book-Entry Transfer Facility during that time (although there can be no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, if you beneficially own Shares that were previously delivered through the Book-Entry Transfer Facility, then in order to properly withdraw your Shares the institution through which your Shares are held must deliver via email a written notice of withdrawal to the Depositary at canoticeofguarantee@computershare.com prior to 12:00 Midnight, at the end of the day, New York City time, on the Expiration Date. It will generally not be possible to direct such an institution to submit a written notice of withdrawal once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a written notice of withdrawal on your behalf prior to 12:00 Midnight, at the end of the day, New York City time, on the Expiration Date. Such notice of withdrawal must be in the form of the Book-Entry Transfer Facility’s notice of withdrawal, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. Shares can be properly withdrawn only if the Depositary receives a written notice of withdrawal directly from the relevant institution that tendered the Shares through the Book-Entry Transfer Facility.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified, or deemed specified, by tendering shareholders, and

•

accept for payment up to $1,250,000,000 in aggregate purchase price of Shares (or such greater number as we may elect to purchase, subject to applicable law and the Board Authorization). Subject to the Board Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore be deemed to have purchased), subject to proration, “Odd Lot” priority and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the Final Purchase Price per Share for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares properly tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, , we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be credited to book-entry with the Depositary, and, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all share transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person are the responsibility of the shareholder and evidence satisfactory to us of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, may need to be submitted. See Instruction 7 of the Letter of Transmittal.

6.	Conditional Tender of Shares

In the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender.

Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if the number of Shares properly tendered and not properly withdrawn pursuant to the Offer at a price equal to or less than the Final Purchase Price and pursuant to the “Shares Tendered At Price Determined Under The Offer” alternative is greater than $1,250,000,000 in aggregate purchase price (or such greater number as we may elect to purchase, subject to applicable law and the Board Authorization) so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, at or below the Final Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below $1,250,000,000 in aggregate purchase price (or such greater number as we may elect to purchase, subject to applicable law and the Board Authorization) then, to the extent feasible, we will select for purchase, by random lot, enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase such number of Shares.

7.	Conditions of the Offer

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•

make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•

materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

a decrease of more than 15% in the sale price of the Shares on the NYSE or decrease of more than 10% in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on February 12, 2020, the last full trading day prior to the commencement of the Offer;

•

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after February 13, 2020;

•	any material escalation of any war or armed hostilities which had commenced prior to February 13, 2020;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC prior to February 13, 2020);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to February 13, 2020, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

•	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion;

•	the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act; or

•

we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (i) will be held of record by fewer than 300 persons or (ii) will be delisted from the NYSE or be eligible for deregistration under the Exchange Act; or

•	the Transaction shall have been consummated on or prior to the Expiration Date.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering shareholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance of, or payment for, Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date, subject to applicable laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. Section 14.

8.	Price Range of Shares; Dividends

The Shares are listed and traded on the NYSE under the trading symbol “MGM.” The following table sets forth, for the fiscal quarters indicated, the high and low composite per Share prices of the Shares on the NYSE and the cash dividends per Share declared:

Fiscal Year 2018 (year ended December 31, 2018)

	High	Low	Cash Dividends Declared
First Quarter	$38.41	$32.14	$0.12
Second Quarter	$36.80	$27.90	$0.12
Third Quarter	$31.66	$26.31	$0.12
Fourth Quarter	$28.56	$21.62	$0.12

Fiscal Year 2019 (year ended December 31, 2019)

	High	Low	Cash Dividends Declared
First Quarter	$30.21	$23.68	$0.13
Second Quarter	$28.78	$23.68	$0.13
Third Quarter	$31.68	$26.79	$0.13
Fourth Quarter	$33.87	$26.30	$0.13

Fiscal Year Ending December 31, 2020

	High	Low	Cash Dividends Declared
First Quarter (through February 12, 2020)	$34.54	$30.35	N/A

On February 12, 2020 the Board of Directors declared a quarterly dividend of $0.15 per Share, to be paid on March 16, 2020 to each shareholder of record as of the close of business on March 10, 2020, regardless of whether such holder tenders its Shares in the Offer. The payment of dividends or distributions in the future will be subject to the requirements of the laws of the State of Delaware and the discretion of our Board of Directors. Any dividend payment must be approved by the Board of Directors. The declaration of any future cash dividends and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions. There can be no assurance that any dividends or distributions will be declared or paid in the future.

On February 12, 2020, the last full trading day before the commencement of the Offer, the last closing sale price of the Shares on the NYSE was $33.66 per Share. Shareholders are urged to obtain current market quotations for the Shares.

9.	Source and Amount of Funds

We intend to pay for the Shares and fees and expenses applicable to the Offer with cash on hand.

10.	Certain Information Concerning Us

General

MGM Resorts International is a Delaware corporation that acts largely as a holding company and, through subsidiaries, owns and operates casino resorts. The Company owns and operates the following integrated casino, hotel and entertainment resorts in Las Vegas, Nevada: Bellagio, MGM Grand Las Vegas, The Mirage, Mandalay Bay, Luxor, New York-New York, Park MGM, and Excalibur. Operations at MGM Grand Las Vegas include management of The Signature at MGM Grand Las Vegas. The Company owns and operates along with local investors, MGM Grand Detroit in Detroit, Michigan, MGM National Harbor in Prince George’s County, Maryland and MGM Springfield in Springfield, Massachusetts. The Company also owns and operates Borgata located on Renaissance Pointe in the Marina area of Atlantic City, New Jersey, Empire City in Yonkers, New York, MGM Northfield Park in Northfield Park, Ohio, and the following resorts in Mississippi: Beau Rivage in Biloxi and Gold Strike in Tunica. Additionally, the Company owns and operates the Park, a dining and entertainment district located between New York-New York and Park MGM, Shadow Creek, an exclusive world-class golf course located approximately ten miles north of its Las Vegas Strip Resorts, Primm Valley Golf Club at the California/Nevada state line and Fallen Oak golf course in Saucier, Mississippi. Our principal executive offices are located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The telephone number for the Company’s principal executive offices is (702) 693-7120.

Availability of Reports and Other Information

We are subject to the informational filing requirements of the Exchange Act, which obligate us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information, including the Schedule TO, all of the exhibits to it, and documents incorporated by reference, are available to the public on or accessible through the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on or accessible through the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules) until termination of this Offer:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 27, 2019 (the “2018 Annual Report”);

•

Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the Commission on May 7, 2019; Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, filed with the Commission on August 8, 2019; and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, filed with the Commission on November 5, 2019;

•

Our Current Reports on Form 8-K filed on January 18, 2019, January 25, 2019, January 29, 2019, February 22, 2019, March 8, 2019, March 18, 2019, March 27, 2019, April 4, 2019, April 10, 2019, April 30, 2019, May 3, 2019, May 8, 2019, May 16, 2019, August 13, 2019, October 3, 2019, October 16, 2019, November 18, 2019, November 19, 2019, January 14, 2020 and February 12, 2020 (excluding any information that is furnished and not “filed” for purposes of Section 18 of the Exchange Act); and

•	Our Proxy Statement on Schedule 14A filed on March 20, 2019.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at http://mgmresorts.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

Historical Financial Information. We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. In addition, we incorporate by reference the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2019, the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2019, and the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2019. In addition, we provided earnings results for the fourth quarter and full year of 2019 on February 12, 2020, which earnings release was furnished on Form 8-K, dated February 12, 2020. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

MGM announced on February 12, 2020, that Jim Murren, Chairman and Chief Executive Officer, has informed its Board of Directors that he will step down from his position as Chairman and Chief Executive Officer of the Company prior to the expiration of his contract. Mr. Murren will continue to serve in his current leadership roles until a successor is appointed. The Board has formed a committee of independent directors to conduct the search process. The committee is working with a nationally recognized executive search firm to promptly identify and evaluate candidates to assume the role of Chief Executive Officer.

Beneficial Ownership. As of February 7, 2020, there were 494,150,563 Shares issued and outstanding. In addition, as of February 7, 2020, we had an aggregate of 21 million Shares reserved for issuance under our Amended and Restated 2005 Omnibus Incentive Plan (the “Omnibus Plan”).

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and are not restricted from open market sales.

The following table provides information with respect to the beneficial ownership of our Shares by (i) each of our directors, (ii) each of our executive officers and (iii) all directors and executive officers as a group. Except as described in the footnotes below, we based the share amounts on each person’s beneficial ownership of our Shares as of February 7, 2020.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Shares
Current Directors
Mary Chris Jammet	17,716	(3)	*
William W. Grounds	4,545	(4)	*
Alexis M. Herman	18,168	(5)	*
Roland Hernandez	39,443	(6)	*
John Kilroy	2,594	(7)	*
Rose McKinney-James	4,616	(8)	*
Keith A. Meister	20,937,696	(9)	4.24%
Paul Salem	800,000	(10)	*
Gregory Spierkel	5,000	(11)	*
Jan Swartz	5,931	(12)	*
Daniel J. Taylor	—	(13)	*
Current Executive Officers
James J. Murren	1,527,109	(14)	*
Corey I. Sanders	392,356	(15)	*
William J. Hornbuckle	300,394	(16)	*
John M. McManus	125,742	(17)	*
Robert Selwood	180,572	(18)	*
Atif Rafiq	8,761	(19)	*
All Current Executive Officers and Directors as a group (17 persons)	24,370,643		4.93%

(1)	The address of each person listed is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(2)

Includes number of shares indirectly or directly held, as well as any Shares to be issued in connection with the settlement of certain Bonus dRSUs (as defined below) within the next 60 days subsequent to the date set forth above. Does not include Restricted Stock Units (“RSUs”) or Deferred Stock Units (“DSUs”) for which Shares will not be issued within the next 60 days subsequent to the date set forth above. Does not include Shares that may be issued to executive officers in respect of any earned 2017 PSUs, discussed below.

(3)	Does not include 5,920 RSUs. The RSUs represent the right to receive one share of MGM common stock.
(4)	Does not include 5,920 RSUs.
(5)	Shares are indirectly owned through a trust. Does not include 5,920 RSUs.
(6)	Consists of 21,463 shares directly owned and 17,980 shares indirectly owned through a trust and a retirement account. Does not include 5,920 RSUs, and 4,944 DSUs.
(7)	Does not include 5,920 RSUs and 9,804 DSUs.
(8)	Does not include 5,920 RSUs and 37,610 DSUs.
(9)

These securities are held for the accounts of certain private investment funds for which Corvex Management LP (“Corvex”) acts as an investment adviser, including Corvex Master Fund LP and Corvex Select Equity Master Fund LP. The general partner of Corvex is controlled by Mr. Meister. This amount does not include 5,920 RSUs and 5,847 DSUs.

(10)	Does not include 5,920 RSUs and 11,147 DSUs.
(11)	Shares are owned indirectly through a trust. Does not include 5,920 RSUs and 40,328 DSUs.
(12)	Does not include 5,920 RSUs.
(13)	Does not include 5,920 RSUs and 72,353 DSUs.
(14)	Consists of 144,997 shares directly owned and 1,375,202 indirectly owned through trusts. Does not include 372,438 RSUs.

(15)	Consists of 378,043 shares directly owned and 11,474 shares in a trust. Does not include 118,290 RSUs.
(16)	Consists of 69,329 shares directly owned and 227,884 shares in a trust. Does not include 121,325 RSUs.
(17)	Does not include 44,634 RSUs.
(18)	Does not include 30,777 RSUs.
(19)	Does not include 27,632 RSUs.

Recent Securities Transactions. As described in this Section 11, with the exception of the equity awards listed in the table below, no transactions with respect to Shares have been effected during the 60 days prior to the date hereof by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors, executives or subsidiaries. Pursuant to the terms of the 2019 annual bonus policy, the Company expects to grant bonus deferred stock units (“Bonus dRSUs”) to certain executive officers prior to the Expiration Date. Pursuant to the terms of outstanding 2017 PSUs, depending on the level of performance achieved in respect of the applicable performance period, the Company may issue Shares prior to the Expiration Date to executive officers in respect of any earned 2017 PSUs. Pursuant to the terms of the Bonus dRSUs granted to certain executive officers in February 2019 in connection with the 2018 annual bonus policy, one-fourth of such Bonus dRSUs will settle into Shares prior to the Expiration Date.

Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Shares		Disposition or Grant Price as Applicable
Keith A. Meister	12/31/2019	Acquisition of DSUs	676	(1)	$33.27	(1)
Paul J. Salem	12/31/2019	Acquisition of DSUs	977	(1)	$33.27	(1)
Daniel J. Taylor	12/16/2019	Acquisition of DERs	284	(2)	$0.00	(2)
Daniel J. Taylor	12/16/2019	Acquisition of DERs	23	(3)	$0.00	(3)
Janet Swartz	12/16/2019	Acquisition of DERs	23	(3)	$0.00	(3)
Gregory M. Spierkel	12/16/2019	Acquisition of DERs	158	(2)	$0.00	(2)
Gregory M. Spierkel	12/16/2019	Acquisition of DERs	23	(3)	$0.00	(3)
Robert Selwood	12/16/2019	Acquisition of DERs	9	(3)	$0.00	(3)
Robert Selwood	12/16/2019	Acquisition of DERs	22	(3)	$0.00	(3)
Robert Selwood	12/16/2019	Acquisition of DERs	40	(3)	$0.00	(3)
Robert Selwood	12/16/2019	Acquisition of DERs	51	(3)	$0.00	(3)
Robert Selwood	12/16/2019	Acquisition of DERs	35	(5)	$0.00	(5)
Robert Selwood	12/16/2019	Acquisition of DERs	30	(5)	$0.00	(5)
Robert Selwood	12/16/2019	Acquisition of DERs	43	(5)	$0.00	(5)
Robert Selwood	12/16/2019	Acquisition of DERs	36	(5)	$0.00	(5)
Robert Selwood	12/16/2019	Acquisition of DERs	46	(5)	$0.00	(5)
Robert Selwood	12/16/2019	Acquisition of DERs	37	(5)	$0.00	(5)
Corey I. Sanders	12/16/2019	Acquisition of DERs	20	(3)	$0.00	(3)
Corey I. Sanders	12/16/2019	Acquisition of DERs	62	(3)	$0.00	(3)
Corey I. Sanders	12/16/2019	Acquisition of DERs	66	(3)	$0.00	(3)
Corey I. Sanders	12/16/2019	Acquisition of DERs	124	(3)	$0.00	(3)
Corey I. Sanders	12/16/2019	Acquisition of DERs	45	(3)	$0.00	(3)
Corey I. Sanders	12/16/2019	Acquisition of DERs	159	(3)	$0.00	(3)
Corey I. Sanders	12/16/2019	Acquisition of DERs	224	(5)	$0.00	(5)
Corey I. Sanders	12/16/2019	Acquisition of DERs	99	(5)	$0.00	(5)
Corey I. Sanders	12/16/2019	Acquisition of DERs	86	(5)	$0.00	(5)
Corey I. Sanders	12/16/2019	Acquisition of DERs	134	(5)	$0.00	(5)
Corey I. Sanders	12/16/2019	Acquisition of DERs	114	(5)	$0.00	(5)
Corey I. Sanders	12/16/2019	Acquisition of DERs	144	(5)	$0.00	(5)
Corey I. Sanders	12/16/2019	Acquisition of DERs	118	(5)	$0.00	(5)
Paul Salem	12/16/2019	Acquisition of DERs	40	(2)	$0.00	(2)
Paul Salem	12/16/2019	Acquisition of DERs	23	(3)	$0.00	(3)

Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Shares		Disposition or Grant Price as Applicable
Atif Rafiq	12/16/2019	Acquisition of DERs	109	(3)	$0.00	(3)
Atif Rafiq	12/16/2019	Acquisition of DERs	99	(5)	$0.00	(5)
Atif Rafiq	12/16/2019	Acquisition of DERs	81	(5)	$0.00	(5)
James J. Murren	12/16/2019	Acquisition of DERs	54	(3)	$0.00	(3)
James J. Murren	12/16/2019	Acquisition of DERs	149	(3)	$0.00	(3)
James J. Murren	12/16/2019	Acquisition of DERs	143	(3)	$0.00	(3)
James J. Murren	12/16/2019	Acquisition of DERs	317	(3)	$0.00	(3)
James J. Murren	12/16/2019	Acquisition of DERs	109	(3)	$0.00	(3)
James J. Murren	12/16/2019	Acquisition of DERs	405	(3)	$0.00	(3)
James J. Murren	12/16/2019	Acquisition of DERs	315	(3)	$0.00	(3)
James J. Murren	1/15/2020	Gift	—	(4)	$0.00	(4)
James J. Murren	12/16/2019	Acquisition of DERs	664	(5)	$0.00	(5)
James J. Murren	12/16/2019	Acquisition of DERs	237	(5)	$0.00	(5)
James J. Murren	12/16/2019	Acquisition of DERs	207	(5)	$0.00	(5)
James J. Murren	12/16/2019	Acquisition of DERs	342	(5)	$0.00	(5)
James J. Murren	12/16/2019	Acquisition of DERs	290	(5)	$0.00	(5)
James J. Murren	12/16/2019	Acquisition of DERs	368	(5)	$0.00	(5)
James J. Murren	12/16/2019	Acquisition of DERs	302	(5)	$0.00	(5)
Keith A. Meister	12/16/2019	Acquisition of DERs	20	(2)	$0.00	(2)
Keith A. Meister	12/16/2019	Acquisition of DERs	23	(3)	$0.00	(3)
John M. McManus	12/16/2019	Acquisition of DERs	9	(3)	$0.00	(3)
John M. McManus	12/16/2019	Acquisition of DERs	25	(3)	$0.00	(3)
John M. McManus	12/16/2019	Acquisition of DERs	12	(3)	$0.00	(3)
John M. McManus	12/16/2019	Acquisition of DERs	57	(3)	$0.00	(3)
John M. McManus	12/16/2019	Acquisition of DERs	72	(3)	$0.00	(3)
John M. McManus	12/16/2019	Acquisition of DERs	42	(5)	$0.00	(5)
John M. McManus	12/16/2019	Acquisition of DERs	40	(5)	$0.00	(5)
John M. McManus	12/16/2019	Acquisition of DERs	35	(5)	$0.00	(5)
John M. McManus	12/16/2019	Acquisition of DERs	61	(5)	$0.00	(5)
John M. McManus	12/16/2019	Acquisition of DERs	52	(5)	$0.00	(5)
John M. McManus	12/16/2019	Acquisition of DERs	66	(5)	$0.00	(5)
John M. McManus	12/16/2019	Acquisition of DERs	54	(5)	$0.00	(5)
Rose Mckinney-James	12/16/2019	Acquisition of DERs	148	(2)	$0.00	(2)
Rose Mckinney-James	12/16/2019	Acquisition of DERs	23	(3)	$0.00	(3)
John Kilroy	12/16/2019	Acquisition of DERs	39	(2)	$0.00	(2)
John Kilroy	12/16/2019	Acquisition of DERs	23	(3)	$0.00	(3)
William J. Hornbuckle	12/16/2019	Acquisition of DERs	20	(3)	$0.00	(3)
William J. Hornbuckle	12/16/2019	Acquisition of DERs	62	(3)	$0.00	(3)
William J. Hornbuckle	12/16/2019	Acquisition of DERs	74	(3)	$0.00	(3)
William J. Hornbuckle	12/16/2019	Acquisition of DERs	124	(3)	$0.00	(3)
William J. Hornbuckle	12/16/2019	Acquisition of DERs	50	(3)	$0.00	(3)
William J. Hornbuckle	12/16/2019	Acquisition of DERs	159	(3)	$0.00	(3)
William J. Hornbuckle	12/16/2019	Acquisition of DERs	254	(5)	$0.00	(5)
William J. Hornbuckle	12/16/2019	Acquisition of DERs	99	(5)	$0.00	(5)
William J. Hornbuckle	12/16/2019	Acquisition of DERs	86	(5)	$0.00	(5)
William J. Hornbuckle	12/16/2019	Acquisition of DERs	134	(5)	$0.00	(5)
William J. Hornbuckle	12/16/2019	Acquisition of DERs	114	(5)	$0.00	(5)
William J. Hornbuckle	12/16/2019	Acquisition of DERs	145	(5)	$0.00	(5)

Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Shares		Disposition or Grant Price as Applicable
William J. Hornbuckle	12/16/2019	Acquisition of DERs	118	(5)	$0.00	(5)
Roland Hernandez	12/16/2019	Acquisition of DERs	19	(2)	$0.00	(2)
Roland Hernandez	12/16/2019	Acquisition of DERs	23	(3)	$0.00	(3)
Alexis M. Herman	12/16/2019	Acquisition of DERs	23	(3)	$0.00	(3)
William W. Grounds	12/16/2019	Acquisition of DERs	23	(3)	$0.00	(3)
Mary Chris Jammet	12/16/2019	Acquisition of DERs	23	(3)	$0.00	(3)

(1)	Represents acquisition of DSUs as a result of the director’s election to receive his director fees in the form of equity instead of cash.
(2)

Represents dividend equivalent rights credited to DSUs. Dividend equivalent rights accrue with respect to these DSUs when and as dividends are paid on MGM’s common stock and become payable upon the reporting person’s termination of service as a Director.

(3)

Represents dividend equivalent rights credited to RSUs. Dividend equivalent rights accrue with respect to these RSUs when and as dividends are paid on MGM’s common stock and vest on the same dates and in the same relative proportions as the RSUs on which they accrue.

(4)	Represents gift of common stock to J&H Investments LLC.
(5)

Represents dividend equivalent rights credited to PSUs. Dividend equivalent rights accrue with respect to the underlying PSUs when and as dividends are paid on MGM’s common stock and vest on the same dates and in the same relative proportions as the PSUs on which they accrue.

Amended and Restated 2005 Omnibus Incentive Plan. The Omnibus Plan reserves for issuance up to 45 million shares or share-based awards, such as stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance share units (“PSUs”) and other stock-based awards to eligible directors, officers and employees of the Company and its subsidiaries. As of December 31, 2019, the Company had an aggregate of approximately 20 million Shares available for grant as share-based awards under the Omnibus Plan. As of December 31, 2019, the Company had approximately 4 million aggregate Stock-Settled SARs outstanding and approximately 7 million aggregate RSUs and PSUs outstanding, including deferred share units and dividend equivalent units related to RSUs and PSUs.

Annual Incentive Bonus. During 2019, our executive officers were eligible for annual incentive bonuses pursuant to our 2019 annual incentive program. As in previous years, each executive’s target bonus was established as a percentage of base salary set forth in their respective employment agreements. In order for any award to be earned under the annual incentive program in 2019, 80% of the applicable Adjusted EBITDA target must be achieved.

Annual bonuses earned in excess of 100% of the executive officer’s base salary are payable (i) for the balance between base salary and the executive’s target bonus, 67% in the form of Bonus dRSUs with the balance paid in cash, and (ii) for the remainder, 33% in the form of Bonus dRSUs, with the balance paid in cash.

The Bonus dRSUs are “vested” as of the grant date, meaning they are not subject to the achievement of additional performance criteria and are not subject to forfeiture in the case of termination, in recognition of the fact that the performance required to be achieved to earn these awards had already been satisfied in connection with the annual bonus program. The payment of Bonus dRSUs granted in 2019 with respect of 2018 performance was deferred and payable in four equal installments over a four-year period following the grant date. Any Bonus dRSUs granted with respect to 2019 performance will be paid in accordance with the same schedule. These awards receive dividend equivalent rights (that is, at the time dividends are paid to other shareholders of the Company, additional units are credited to the underlying equity award as if the dividend payments were immediately reinvested, which additional shares are subject to the same vesting and performance criteria as the underlying equity award).

Long-Term Incentive Awards. From time to time, the Company grants to its executive officers certain long-term incentive awards under the Omnibus Plan, which consist of three components, as described below:

•

Relative TSR PSUs (30% in value) (the payment, if any, of these awards is determined by comparing the Company’s total shareholder return (TSR) to the TSR of other companies in the S&P 500 as of the end of the three-year measurement period);

•

Absolute TSR PSUs (30% in value) (the payment, if any, of these awards is determined based on the Company’s TSR as of the end of the three-year measurement period; these Absolute TSR PSUs cliff vest at target level at the end of the applicable three-year period only if our TSR appreciates 25% over such three-year period); and

•

RSUs (40% in value) (the payment, if any, of these awards with respect to executive officers is subject to achievement of an Adjusted EBITDA target; each RSU entitles the holder to receive one share of our stock at vesting, assuming that the applicable Adjusted EBITDA target is met, and the RSUs will be canceled if such performance criterion is not met).

Absolute TSR PSUs

The core Absolute TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, (1) the actual number of shares earned depends on the Company’s TSR over the vesting period and (2) the target number of shares can only be earned if stock price appreciation measured over the three-year performance period, as adjusted for dividends, is at least 25%.

Specifically, in order for the target number of shares to be paid (the “Target Shares”), the ending stock price of a share of the Company’s stock must equal the “Target Price,” which is defined as 125% of the beginning stock price. For the purpose of computing the ending stock price, dividends are treated as reinvested in additional shares of stock, and the ending stock price includes the value of these reinvested dividends. No shares are issued unless the ending stock price is at least 60% of the Target Price (i.e., 75% of the beginning stock price) and the maximum payout is 160% of the Target Shares. Provided the ending stock price is at least 60% of the Target Price, then the amount of Target Shares is multiplied by the Stock Performance Multiplier. The “Stock Performance Multiplier” equals the ending stock price divided by the Target Price. For this purpose, the beginning and ending prices are based on the average closing price of our common stock over the 60-calendar day periods ending on the award date and the third anniversary of the award date. In the case of a change in control, the ending stock price is based on the stock price as of the date of change in control, after giving effect to the payment of any dividends after the grant date and prior to the change in control.

By way of example, if the ending stock price was only 90% of the Target Price, then only 90% of the Target Shares would be paid and, if the ending stock price was 120% of the Target Price, then 120% of the Target Shares would be paid.

While Absolute TSR PSUs provide some value even when the stock price declines (so long as the ending stock price is 75% or more of the beginning stock price), this design feature strongly magnifies the benefit of an increased stock price and the detriment of a decreased price. For example, a 25% share price decline over the three-year vesting period results in a participant receiving a final award worth only 36% of the award that would be delivered if the Target Price had been achieved (60% of the Target Shares would be delivered with each share having a value of only 60% of the Target Price).

Relative TSR PSUs

The core Relative TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, the actual number of shares to be issued upon vesting is determined by ranking (1) the percentage increase/decrease in the Company’s value over the three-year measuring period against (2) the percentage increase/decrease in value of the other companies in the S&P 500. For this purpose, dividends are treated as reinvested in additional shares. The amount of shares ultimately received by the named executive officer at the end of the three-year period is based on the relative ranking of the Company’s TSR to the S&P 500 group. Payout of the target amount of shares occurs if the Company is ranked at the 50th percentile, i.e., the midpoint of the companies in the S&P 500. Payout increases to 150% of the target number of shares on a linear basis as the Company’s ranking rises to the 75th percentile. Payout decreases to 50% of the target shares on a linear basis as the Company’s TSR declines from the 50th to the 25th percentile and, if the Company ranks below the 25th percentile, there is no pay out. If the Company’s TSR is negative, no more than the target amount of shares can be awarded unless the relative TSR is at or above the 75th percentile.

RSUs

Each RSU entitles the holder to receive one share of our stock at vesting, and, with respect to the executive officers, only if the Adjusted EBITDA target determined by the Compensation Committee is satisfied. While the value of the RSUs fluctuates with Company performance (as reflected in the price of the Company’s stock), the RSUs retain some value even in situations where no performance share units are payable due to insufficient price performance, which structure encourages recipients to balance our short-term performance with the management of our long-term risks and long-term stock performance.

Employment Agreements, Severance and Change of Control Policies related to Outstanding Equity Awards

The Company has entered into employment agreements with James J. Murren, effective October 3, 2016, Corey Sanders, effective November 15, 2016, William Hornbuckle, effective November 15, 2016, John McManus, effective November 15, 2016 and Atif Rafiq, effective May 11, 2019. The employment agreement with Mr. Murren provides for a term until December 31, 2021 and a minimum base salary of $2,000,000 per year and a target annual bonus equal to 200% of base salary. The employment agreement with Mr. Hornbuckle provides for a term until November 14, 2020 and a minimum base salary of $1,400,000 per year and a target annual bonus equal to 175% of base salary. The employment agreement with Mr. Sanders provides for a term until November 14, 2020 and a minimum base salary of $1,250,000 per year and a target annual bonus of 175% of base salary. The employment agreement with Mr. McManus, provides for a term until November 14, 2020 and a base salary of $800,000 during the first and second year of his agreement, and $850,000 during the third and fourth year of his agreement. The employment agreement with Mr. Rafiq provides for a term until May 10, 2022 and a base salary of $1,250,000 per year and a target annual bonus of 175% of base salary.

Pursuant to the Company’s award forms, change of control policy and, in some cases, the terms of the individual executive’s employment agreement, upon certain involuntary terminations of employment (including death or disability), the vesting of unvested equity awards will accelerate as to all or a portion of the outstanding award, with the vesting of performance-based awards remaining subject to achievement of the applicable performance goals.

Non-Employee Director Compensation

Currently, the target grant date value of the annual equity award to independent directors is $150,000. The annual equity award to independent directors has historically been made in the form of restricted stock units. Independent directors may also elect to receive payment of their retainer fees in the form of equity. Independent directors are eligible to participate in the Company’s Amended and Restated Deferred Compensation Plan for Non-employee Directors, effective as of June 5, 2014 (the “Director DCP”). Pursuant to the Director DCP, non-employee directors are eligible to defer a portion of their compensation (including restricted stock units), subject to the terms of the Director DCP and the applicable election form(s).

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

12.	Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13.	United States Federal Income Tax Consequences

The following discussion is a summary of certain U.S. federal income tax considerations of participating in the Offer. This discussion applies only to beneficial owners of Shares that are “U.S. Holders,” or “Non-U.S. Holders,” each as defined below, and that hold Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address all tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that make mark-to-market elections with respect to their securities holdings;

•	banks or other financial institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	grantor trusts;

•	U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	U.S. expatriates;

•	personal holdings companies;

•	persons that hold Shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction;

•	persons who hold or receive our Shares pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement.

This summary also does not address the tax consequences of transactions effectuated before, after, or concurrently with the Offer (whether or not any such transactions are consummated in connection with the Offer), including, without limitation, any transaction in which Shares are involved, or the tax consequences to holders of any other interest in the Company, including options or similar rights to acquire Shares.

In addition, this discussion does not address the tax treatment of partnerships or other entities or arrangements that are pass-through entities for U.S. federal income tax purposes or persons that hold Shares through partnerships or other pass-through entities or arrangements. Accordingly, partnerships or other pass-through entities or arrangements that hold Shares and partners in such partnerships or pass-through entities or arrangements should consult their tax advisors.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or any other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” is a beneficial holder of Shares (other than a partnership or any other entity or arrangement that is treated as a pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

Investors are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences to them of participating in the Offer arising under U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Non-Tendering U.S. Holders

The Offer generally will not result in any U.S. federal income tax consequences to non-tendering U.S. Holders.

Tender of Shares Pursuant to the Offer

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the

Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of voting stock owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer) and (ii) the percentage of the then-outstanding common stock (voting or nonvoting) owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal (taking into account the constructive ownership rules above) and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the Section 302 tests in their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein. A tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one (1) year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered. U.S. Holders that own separate blocks of Shares should consult their own tax advisor with respect to these rules.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The amount of any distribution made to a U.S. Holder with respect to Shares generally will be included in such holder’s gross income as dividend income, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder’s adjusted tax basis (but not below zero) in the Shares and thereafter as either long-term or short-term capital gain, as applicable. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder (and may be lost if the U.S. Holder does not retain any Shares after the Offer).

To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Non-U.S. Holders

Non-Tendering Non-U.S. Holders

The Offer generally will not result in any U.S. federal income tax consequences to non-tendering Non-U.S. Holders.

Tender of Shares Pursuant to the Offer

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) of the Non-U.S. Holder; (ii) the Non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) our Shares constitute “United States real property interests” by reason of our status as a “United States real property holding corporation” (a “USRPHC”) at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held Shares.

If a Non-U.S. Holder is subject to clause (i) of the preceding paragraph, the Non-U.S. Holder will generally be subject to tax on the net gain at regular graduated U.S. federal income tax rates as if it were a U.S. person. If a Non-U.S. Holder is a non-U.S. corporation that falls under clause (i) of the preceding paragraph, the Non-U.S. Holder may also be subject to an additional branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If the Non-U.S. Holder is an individual described in clause (ii) of the preceding paragraph, the Non-U.S. Holder will generally be subject to a flat 30% (or, if applicable, a lower treaty rate) tax on the gain, which may be offset by U.S. source capital losses even though the Non-U.S. Holder is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Although the Company believes that it is not a USRPHC currently, it has not undertaken an analysis as to whether it may have been a USRPHC at any time during the five-year period ending on the date of disposition. Accordingly, we cannot assure you we were not a USRPHC at any time during the relevant period. Nevertheless, in the event that we have been a USRPHC at any time during the relevant period described above, as long as our Shares are regularly traded on an established securities market, gain from the disposition of the Shares will be subject to taxation under clause (iii) only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the shorter of (a) the five-year period ending on the date of the disposition or (b) the Non-U.S. Holder’s holding period for such Shares. If gain on the disposition of Shares were subject to taxation under clause (iii) above, the Non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a U.S. person.

Distribution Treatment. If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of Shares will be determined in the manner described above under “U.S. Holders— Tender of Shares Pursuant to Offer—Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty).

If a Non-U.S. Holder is engaged in a trade or business in the United States and any dividends with respect to the Shares are effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment), then the Non-U.S. Holder generally will be subject to U.S. federal income tax on those dividends on a net income basis (although the dividends will be exempt from the 30% U.S. federal withholding tax, provided certain certification and disclosure requirements are satisfied) in the same manner as if received by a U.S. person. Any such effectively connected income received by a non-U.S. corporation may be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). To claim the exemption from withholding for income that is effectively connected with a U.S. trade or business, the Non-U.S. Holder must furnish to the applicable withholding agent a properly executed IRS W-8ECI (or applicable successor form).

A Non-U.S. Holder who wishes to claim the benefit of a reduced rate of U.S. withholding tax under an applicable treaty for dividends that are not effectively connected with the conduct of a U.S. trade or business must furnish to the applicable withholding agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying that such holder is not a U.S. person and such holder’s qualification for the reduced rate. Special certification and other requirements apply to certain Non-U.S. Holders that hold Shares through certain non-U.S. intermediaries or are pass-through entities rather than corporations or individuals. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Withholding For Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a particular Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a Non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made to such Non-U.S. Holder, a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming such reduction or exemption. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary or other applicable withholding agent before the payment is made to it a properly completed and executed IRS Form W-8ECI (or applicable successor form). To the extent Non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the shareholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participation in the Offer, including the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the procedure for obtaining any available refund, as well as the applicability and effect of state, local, foreign and other tax laws.

Additional Withholding Tax on Payments Made to Foreign Accounts.

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Shares (including, for this purpose, any sale or exchange of Shares treated as a distribution for withholding purposes as described above under “Non-U.S. Holders—Tender of Shares Pursuant to the Offer—Withholding For Non-U.S. Holders”) paid to a “foreign financial institution” (as defined by the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) or a “non-financial foreign entity” (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it will undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Shares are held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise generally be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. The FATCA withholding tax generally will be creditable against the withholding described in “Non-U.S. Holders—Tender of Shares Pursuant to the Offer—Withholding For Non-U.S. Holders.” Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their participation in the Offer.

Backup Withholding and Information Reporting

In general, payments of the proceeds of an exchange of Shares pursuant to the Offer to U.S. Holders are subject to information reporting and may be subject to backup withholding unless the U.S. Holder (i) establishes that it is a corporation or other exempt recipient and demonstrates this fact when so required or (ii) with respect to backup withholding, provides an accurate taxpayer identification number and certifies that it is a U.S. person and that no loss of exemption from backup withholding has occurred (generally, on an IRS Form W-9, a copy of which is included with the Letter of Transmittal).

Information returns are required to be filed with the IRS in connection with dividends on the Shares paid to a Non-U.S. Holder (including, for this purpose, any sale or exchange of Shares treated as a distribution for withholding purposes as described above under “Non-U.S. Holders—Tender of Shares Pursuant to the Offer—Withholding For Non-U.S. Holders”), regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding, however, generally will not apply to the proceeds payable to a Non-U.S. Holder provided that the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met.

Backup withholding is not an additional tax. The amount of any backup withholding tax required to be withheld from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A shareholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

The above discussion is not intended to constitute a complete analysis of all tax consequences relating to participating in the Offer. You should consult your own tax advisor concerning the tax consequences applicable in your particular situation.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

14.	Extension of the Offer; Termination; Amendment

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law and the Board Authorization, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

subject to the Board Authorization, we increase or decrease the price range to be paid for Shares or increase or decrease the number of Shares sought in the Offer (but, in the event of an increase, only if we increase the number of Shares sought by more than 2% of the outstanding Shares), and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then, in each case, the Offer will be extended until the expiration of the period of at least ten (10) business days from, and including, the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, at the end of the day, New York City time.

In accordance with the rules of the SEC, if more than $1,250,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the Board Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

15.	Fees and Expenses

We have retained J.P. Morgan Securities LLC and BofA Securities, Inc. to act as Dealer Managers in connection with the Offer. The Dealer Managers may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Managers will receive a reasonable and customary fee for these services. We have also agreed to reimburse the Dealer Managers for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify the Dealer Managers against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Managers and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. In particular, J.P. Morgan Securities LLC is also serving as an adviser to us in connection with the Transaction. In addition, J.P. Morgan Securities LLC and BofA Securities, Inc. and/or certain of their affiliates are lenders or act as agents or arrangers under our senior credit facility and credit facilities of certain of our subsidiaries.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their affiliates may hold positions, both long and short, for its own accounts and for those of its customers, in our securities. The Dealer Managers may from time to time hold Shares in its proprietary accounts, and, to the extent they own Shares in these accounts at the time of the Offer, the Dealer Managers may tender the Shares pursuant to the Offer.

We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, email and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.

None of the Dealer Mangers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the Information concerning the Company, its affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by the Company or its affiliates to disclose events that may have occurred and may affect the significance or accuracy of such information.

None of the Dealer Managers, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering Shares or as to any price at which you may tender Shares.

16.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Managers or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, the Dealer Managers, the Depositary or the Information Agent.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

MGM Resorts International

February 13, 2020

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF MGM RESORTS INTERNATIONAL

The following table sets forth the names and positions of the directors and executive officers of MGM Resorts International. The address of each of our directors and executive officers is care of MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (telephone number: (702) 693-7120.

Name	Position(s)
Officers
James J. Murren	Chairman, Chief Executive Officer
Corey I. Sanders	Chief Financial Officer
William J. Hornbuckle	President, Chief Operating Officer
John M. McManus	Executive Vice President, General Counsel and Secretary
Robert Selwood	Executive Vice President, Chief Accounting Officer
Atif Rafiq	President, Commercial and Growth
Directors
Mary Chris Jammet	Director
William W. Grounds	Director
Alexis M. Herman	Director
Roland Hernandez	Director
John Kilroy	Director
Rose McKinney-James	Director
Keith A. Meister	Director
Paul Salem	Director
Gregory Spierkel	Director
Jan Swartz	Director
Daniel J. Taylor	Director

The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Mail: Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

P.O. Box 43011

Providence, Rhode Island 02940-3011

By Registered, Certified or Express Mail or Overnight Courier:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

150 Royall Street, Suite V

Canton, Massachusetts 02021

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Shareholders, Banks and Brokers

Call Toll-Free: (888) 607-9107

The Dealer Managers for the Offer are:

J.P. Morgan

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Call Toll-Free: 1 (877) 371-5947

BofA Securities

BofA Securities, Inc.

Bank of America Tower

One Bryant Park

New York, New York 10036

Call Toll-Free: 1 (888) 803-9655